                                                                 Exhibit 11


                           CRANE CO. AND SUBSIDIARIES
                             EXHIBIT A TO FORM 10-K
               ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1996

                      Computation of Net Income Per Share*
                      (In Thousands Except Per Share Data)


Primary                                  1996      1995      1994      1993      1992
-------                                --------  --------  --------  --------  --------

 Net Income                             $92,110   $76,337   $55,933   $48,893   $24,286
                                        =======   =======   =======   =======   =======

   Net income per share                 $  2.01   $  1.67   $  1.24   $  1.08   $   .53
                                        =======   =======   =======   =======   =======

   Average number of primary
     shares                              45,930    45,816    45,219    45,325    46,268


 Fully Diluted
   Net Income                           $92,110   $76,337   $55,933   $48,893   $24,286

   Conversion of debentures:
     Add back interest, net
     of income tax                            -         -         -        25        30
                                        -------   -------   -------   -------   -------

   Net income - assuming
     conversion of debentures           $92,110   $76,337   $55,933   $48,918   $24,316
                                        =======   =======   =======   =======   =======

   Net income per share                 $  2.00   $  1.66   $  1.23   $  1.07   $   .52
                                        =======   =======   =======   =======   =======

   Average number of primary shares..    45,930    45,816    45,219    45,325    46,268
   Add:
   Adjustment to primary shares
     for dilutive stock options
     (ending market price higher
     than average market price)             154       119        21         -        27

     Shares reserved for conversion
     of debentures                            -         -       135       281       325
                                        -------   -------   -------   -------   -------
   Total average number of
     shares                              46,084    45,935    45,375    45,606    46,620
                                        =======   =======   =======   =======   =======



 * On December 12, 1996, the company effected a three-for-two split of common stock. All share and per share data prior to the split have been restated.